EXHIBIT 99.1

18100 Von Karman Avenue
Suite 500
Irvine, CA 92612
949.852.0700

NEWS RELEASE

Contact:    Jennifer Franklin
Phone:        949.333.1721
Email:        jfranklin@steadfastcmg.com

STEADFAST APARTMENT REIT ACQUIRES THREE PROPERTIES
IN MIDWEST FOR $80.8 MILLION
REIT Adds 643 Apartment Homes to Portfolio
IRVINE, Calif., April 6, 2015 – Steadfast Apartment REIT announced today the acquisition of three apartment communities in the Midwest in three separate transactions with an aggregate purchase price of $80.8 million and comprising 643 total apartment homes. Steadfast Apartment REIT now has invested over $430 million in twelve apartment communities in seven Midwestern and Southern States.
“Job growth is a major driver for apartment demand and the Midwest is humming with activity,” said Ella Neyland, president of Steadfast Apartment REIT. “We believe we are continuing our strategy of buying communities in markets that exhibit strong employment growth, limited new supply, and expanding populations.”
Two of the acquired properties are located within the greater Indianapolis MSA. The REIT purchased Reveal on Cumberland for $29.5 million, a 220-unit apartment community in Fishers, Ind., just 16 miles northeast of downtown Indianapolis. Constructed in 2014 on eight acres, this community features one-, two- and three-bedroom apartments totaling nine different floorplans. Apartment homes range from 663 to 1,433 square feet with average in-place rents of $1,095. Gourmet bar kitchens with pendant lighting, granite countertops, faux-wood flooring, designer light fixtures and walk-in closets offer residents luxury living.

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Reveal on Cumberland also boasts an expansive list of amenities that include a full-service clubhouse, 24-hour fitness center, pet park, game room and a resort-style swimming pool with a hot tub and cabanas.
Steadfast Apartment REIT also acquired the 277-unit Eagle Lake Landing Apartments in Speedway, Ind., less than six miles outside of the Indianapolis central business district, for $19.2 million. The apartment community was built in 1976 and was completely renovated in 2011 with new roofs, windows, patio doors, signage, paint and common-area improvements.
Eagle Lake Landing consists of nine garden-style apartment buildings containing a mix of one-, two- and three-bedroom homes that average 1,075 square feet. Average in-place rents are $806. The homes are equipped with balconies/patios, washers/dryers and extra storage, while shared common area improvements include a clubhouse, fitness center, business center, swimming pool and deck, tanning bed, playground, picnic area with grills and a lake with fishing. Current occupancy is 95.3%.
“The greater Indianapolis area is an excellent market to be in and we are pleased to now own three apartment properties there,” said Neyland. “Reveal on Cumberland is located in the high-income community of Fishers, one of the most desired residential areas in the metro. We believe strong employment, an abundance of new retail centers, medical facilities and a wide of range of amenities will continue to drive residential demand. As for Eagle Lake Landing, the city of Speedway, dubbed the “Racing Capital of the World”, is home to the Indy 500, the Brickyard 400 Nascar Race and the U.S Motorcycle Grand Prix, which should keep the tourism market thriving and the employment base strong.”
The third property Steadfast Apartment REIT acquired this past week is Randall Highlands Apartments in North Aurora, Ill., for $32.1 million. Located 30 miles west of Chicago, this 146-unit apartment community represents the REIT’s first asset in the state. Constructed between 2013 and 2014 on 38.2 acres, Randall Highlands offers two- and three-bedroom townhome-style apartments ranging from 1,372 to 1,688 square feet, with average in-place rents of $1,764. Additional site improvements include a fitness center, zero-depth entry pool with sun deck, business center and a game room.

“We believe Randall Highlands is an excellent purchase for us,” said Neyland. “It’s located just north of the I-88 corridor, which houses more than 125 major businesses, dozens of retail destinations and extensive outdoor recreation options. These are the type of economic drivers we look for when acquiring assets.”
About Steadfast Apartment REIT
Steadfast Apartment REIT intends to acquire and operate a diverse portfolio of well-positioned, institutional-quality apartment communities in targeted markets throughout the United States that have demonstrated high occupancy and income levels across market cycles.
Steadfast Apartment REIT is sponsored by Steadfast REIT Investments LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.
This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Apartment REIT’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.